Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Bob Bannon (336) 741-3359	Media: Jane Seccombe (336) 741-5068	RAI 2016-27

Strong premium brand performance drives

RAI’s 3Q16 earnings growth;

Company tightens full-year earnings guidance

WINSTON-SALEM, N.C. – Oct. 19, 2016 –

•	Reported EPS: Third quarter at $0.60, up 30.4 percent from prior-year quarter; nine months at $3.65, up 49.0 percent from prior-year period

•	Adjusted EPS: Third quarter at $0.61, up 10.9 percent from prior-year quarter; nine months at $1.69, up 12.7 percent from prior-year period

	o	Reflects the impact of adjustments as detailed in Schedule 2

•	RAI tightens 2016 guidance to adjusted EPS range of $2.27 to $2.33, up 14.6 percent to 17.7 percent from 2015*

•	All reportable business segments deliver strong performance

	o	Newport retail market share up 0.4 pts. at 13.9%

	o	Natural American Spirit retail market share up 0.3 pts. at 2.3%

•	RAI selected to Dow Jones Sustainability World Index for the first time

All references in this release to “reported” results refer to GAAP measurements; all “adjusted” results refer to Non-GAAP measurements, as detailed in Schedule 2 of this earnings release, which reconciles reported (GAAP) to adjusted (Non-GAAP) results, as applicable.

* See RAI Use of Adjusted (Non-GAAP) Financial Measures section of this press release

Reynolds American Inc. (NYSE: RAI) today announced third-quarter 2016 reported EPS of $0.60, up 30.4 percent from the prior-year quarter. Third-quarter adjusted EPS was $0.61, up 10.9 percent, including the impact of adjustments as detailed in Schedule 2.

For the first nine months of 2016, reported EPS was $3.65, up 49.0 percent from the prior-year period. Nine-month adjusted EPS was $1.69, up 12.7 percent, including the impact of adjustments as detailed in Schedule 2.

RAI tightened its 2016 adjusted EPS guidance to a range of $2.27 to $2.33, up 14.6 percent to 17.7 percent from the company’s 2015 adjusted EPS of $1.98 (see the RAI Use of Adjusted (Non-GAAP) Financial Measures section of this press release below for discussion of the reasons why RAI does not provide reported (GAAP) guidance).

Sept. 30, 2016 Financial Results – Highlights

(unaudited)

(all dollars in millions, except per-share amounts;

for reconciliations, including reported (GAAP) to adjusted (Non-GAAP), see Schedule 2)

	For the Three Months Ended Sept. 30			For the Nine Months Ended Sept. 30
	2016	2015	% Change	2016	2015	% Change
Net sales	$3,205	$3,161	1.4%	$9,317	$7,621	22.3%

Operating income
Reported (GAAP)	$1,526	$1,206	26.5%	$9,083	$6,263	45.0%
Adjusted (Non-GAAP)	1,554	1,405	10.6%	4,339	3,181	36.4%

Net income
Reported (GAAP)	$861	$657	31.1%	$5,222	$2,974	75.6%
Adjusted (Non-GAAP)	875	781	12.0%	2,424	1,817	33.4%

Net income per diluted share
Reported (GAAP)	$0.60	$0.46	30.4%	$3.65	$2.45	49.0%
Adjusted (Non-GAAP)	0.61	0.55	10.9%	1.69	1.50	12.7%

MANAGEMENT’S PERSPECTIVE

“We have completed a very successful first nine months for RAI, with excellent operating performance at all of our reportable business segments,” said Susan M. Cameron, president and chief executive officer of RAI. “Newport’s and Natural American Spirit’s continued strong marketplace performance, along with higher pricing and productivity improvements, helped drive further growth in RAI’s third-quarter earnings and margin.”

A highlight of the quarter was RAI’s selection to the Dow Jones Sustainability North America Index for the eighth time. “We understand that with the growth of our companies’ businesses, there is an increased expectation that we will continue to lead the transformation of our industry, and that we will champion sustainable business practices,” Cameron said. “These efforts are crucial for our long-term success, and I’m especially proud that this year RAI attained the Dow Jones Sustainability World Index designation for the top-performing tobacco company worldwide for the first time.”

Cameron said that RAI Innovations Company and its subsidiaries are making progress on the mission to redefine the vapor category with the development of leading-edge products. “As part of R.J. Reynolds Vapor Company’s work on a variety of vapor platforms, the company plans to expand the availability of VUSE VIBE, a high-volume cartridge and closed-tank system with a rechargeable battery, later this year,” she said. “VIBE offers more liquid than previous VUSE products, as well as a stronger and longer-lasting battery. VIBE is designed to hit the sweet spot that adult vapers tell us they want, and that’s the ease of use of a cigalike product combined with the performance of a tank system.”

RAI USE OF ADJUSTED (NON-GAAP) FINANCIAL MEASURES

Reynolds American reports its financial results in accordance with generally accepted accounting principles (GAAP). GAAP measures within this press release are referred to as “reported,” and Non-GAAP measures are identified as “adjusted.”

RAI management uses adjusted measurements, which exclude certain income and expense items in its reported results that management believes are not part of RAI’s underlying business operations, to set performance goals and as a means to measure the performance of RAI and its operating companies. RAI management believes that these adjusted measurements provide useful insight into RAI and its operating companies’ ongoing businesses, and that investors’ understanding of the underlying performance of the companies’ continuing operations is enhanced through their disclosure.

Adjusted results are not consistent with reported results and may be calculated differently from similar financial measures used by other companies. RAI’s use of adjusted results is intended to be supplemental in nature, and should not be viewed as a substitute for reported results.

RAI’s full-year adjusted EPS guidance reflects the impact of certain income and expense items, including those items noted in the reconciliation tables provided in Schedule 2 of this press release. RAI’s management cannot estimate on a forward-looking basis the impact of these items on its reported EPS because these items, which could be significant, are difficult to predict and may be highly variable. As a result, RAI does not provide a corresponding reported measure for, or reconciliation to, its adjusted EPS guidance.

Reconciliations of reported (GAAP) results to adjusted (Non-GAAP) results are detailed in Schedule 2 and Schedule 3 of this press release.

COMBUSTIBLES

Total third-quarter domestic cigarette volumes for RAI’s operating companies decreased 1.5 percent from the prior-year quarter, and increased 16.6 percent for the first nine months of 2016. Comparisons for the first nine months are largely driven by the addition of the Newport brand in June 2015.

Industry cigarette volume was down 1.6 percent in the third quarter, which was positively impacted by changes to wholesale inventory levels. When adjusted for wholesale inventory changes, third-quarter industry shipments were down approximately 3.4 percent compared to the prior-year quarter, and were down approximately 1.8 percent for the first nine months of 2016 versus the comparable period of 2015.

In the third quarter of 2016, total RAI operating companies’ retail cigarette market share increased 0.3 percentage points from the prior-year quarter, to 34.6 percent, and also increased 0.3 percentage points for the first nine months versus the prior-year period.

Total retail cigarette market share for RAI operating companies’ combined drive brands (Newport, Camel, Pall Mall and Natural American Spirit) increased 0.4 percentage points to 32.2 percent in the third quarter, and increased 0.5 percentage points to 32.1 percent for the first nine months. These brands currently make up 93 percent of RAI operating companies’ total cigarette retail market share.

RJR Tobacco

RJR Tobacco’s third-quarter 2016 reported operating income benefitted from higher cigarette net pricing, increasing 15.9 percent from the prior-year quarter, to $1.31 billion.

Third-quarter adjusted operating income was $1.34 billion, up 8.7 percent. These results reflect the impact of adjustments as detailed in Schedule 3.

For the first nine months, RJR Tobacco’s reported operating income was $3.63 billion, up 48.6 percent from the prior-year period. Nine-month adjusted operating income was $3.72 billion, up 37.5 percent, reflecting the impact of adjustments as detailed in Schedule 3.

RJR Tobacco continued to improve the mix of premium cigarette volume, reflected in an adjusted operating margin increase of 3.7 percentage points from the prior-year quarter, to 50.4 percent. That brought nine-month adjusted operating margin to 48.3 percent.

RJR Tobacco’s third-quarter cigarette shipments decreased 2.5 percent from the prior-year quarter.

Third-quarter retail market share was in line with the prior-year quarter, at 32.3 percent. The combined third-quarter retail market share of RJR Tobacco’s cigarette drive brands — Newport, Camel and Pall Mall — increased 0.1 percentage points from the prior-year quarter, to 29.9 percent.

The company’s Newport brand, the nation’s best-selling menthol cigarette brand, continued to perform very well, benefiting from increased national visibility resulting from the brand’s inclusion in the company’s retail contracts. The brand increased third-quarter retail market share by 0.4 percentage points from the prior-year quarter, to 13.9 percent, with growth across its styles.

Camel continues to benefit from RJR Tobacco’s enhanced product portfolio, and ongoing investments in equity-building initiatives have positioned the brand well for future growth. Camel’s third-quarter cigarette retail market share was up 0.2 percentage points from the end of 2015, and was down 0.1 percentage point from the prior-year quarter, at 8.3 percent.

Pall Mall, the nation’s No. 1 value brand, continued to improve its profitability while maintaining market share. Pall Mall’s third-quarter retail market share was in line with the second quarter of 2016, and was down 0.2 percentage points from the prior-year quarter, at 7.7 percent.

Santa Fe

Santa Fe reported strong performance in the third quarter, increasing operating income by 27.7 percent compared to the prior-year quarter, to $154 million, benefiting from higher pricing and volumes on its Natural American Spirit brand. Nine-month operating income was $410 million, up 21.6 percent from the prior-year period.

Santa Fe’s third-quarter operating margin increased 2.7 percentage points from the prior-year quarter, to 57.9 percent, and that brought nine-month operating margin to 56.2 percent.

Natural American Spirit, which offers differentiated products and premium positioning, continued to make substantial marketplace progress. The nation’s fastest growing premium cigarette brand gained 0.3 percentage points of retail market share from the prior-year quarter, to 2.3 percent, and that was on volume growth of 15.7 percent.

MOIST SNUFF

American Snuff

Higher pricing and volumes also benefited American Snuff in the third quarter, with operating income increasing by 10.9 percent from the prior-year quarter, to $134 million. For the first nine months, operating income was $405 million, up 10.0 percent from the prior-year period.

American Snuff’s third-quarter operating margin decreased 0.3 percentage points from the prior-year quarter, to 57.2 percent, and that brought nine-month operating margin to 59.4 percent, up 0.8 percentage points from the prior-year period.

American Snuff’s Grizzly brand continued to perform well in the face of significant competitive activity throughout the year. The brand’s third-quarter retail market share was down 0.4 percentage points from the prior-year quarter, at 30.7 percent, but was up 0.2 percentage points from the second quarter of 2016. Grizzly’s third-quarter volume rose by 2.9 percent from the prior-year quarter, compared to moist-snuff industry volume growth of about 3.4 percent.

Grizzly began the national expansion of its Dark Mint style in September, building on the marketplace success of its Dark Wintergreen expansion last year. Grizzly leads the overall wintergreen category – the largest flavor category in the industry — as well as the pouch category, which now makes up more than 20 percent of the total moist-snuff industry.

FINANCIAL UPDATE

Reynolds American’s third-quarter reported EPS of $0.60 was up 30.4 percent from the prior-year quarter, a comparison that was positively impacted by higher net pricing as well as prior-year implementation and asset impairment costs.

Third-quarter adjusted EPS was $0.61, up 10.9 percent from the prior-year quarter, benefitting from higher cigarette pricing and higher moist-snuff volume and pricing. Third-quarter adjusted EPS excludes a charge of $0.01 per share related to Engle progeny lawsuits.

For the nine months, the company’s reported EPS was $3.65, up 49.0 percent from the prior-year period. Nine-month adjusted EPS was $1.69, up 12.7 percent, excluding the charges related to Engle progeny lawsuits and implementation costs, as well as a $2.11 per-share gain on divestiture related to the sale of Natural American Spirit’s international rights, and a charge of $0.11 per share for debt and financing costs earlier this year.

RAI’s third-quarter adjusted operating margin increased 4.1 percentage points from the prior-year quarter, to 48.5 percent. That brought nine-month adjusted operating margin to 46.6 percent, up 4.9 percentage points from the first nine months of last year.

RAI ended the quarter with cash balances of $1.9 billion, which included the repayment of the company’s outstanding $500 million bond that matured on Aug. 4. This further reduction in total outstanding debt, as well as the continued growth in RAI’s operating companies’ businesses, placed RAI within its stated long-term debt leverage range.

As part of the company’s pledge to consider additional opportunities to return value to RAI shareholders once it moved within this targeted leverage range, RAI announced on July 26 that it had increased its dividend payout target to 80 percent of adjusted net income, resulting in a 9.5 percent increase in the company’s quarterly cash dividend.

At that time, RAI also announced a new $2.0 billion share repurchase program, scheduled for completion by year-end 2018. In the third quarter, RAI repurchased $75 million of its common stock.

Based on the successful third-quarter and nine-month performance, RAI has tightened its 2016 adjusted EPS guidance range, which now stands at a range of $2.27 to $2.33, representing growth of 14.6 percent to 17.7 percent over last year’s adjusted EPS of $1.98. “Our updated 2016 guidance reflects our current cigarette industry outlook, along with our increased investment in innovation, regulatory compliance and the current state political processes,” said Andrew Gilchrist, RAI’s chief financial officer.

“With our established marketplace momentum and strong balance sheet, we believe the company is well-positioned to continue delivering compelling business results and value to our shareholders,” Gilchrist concluded.

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss third-quarter 2016 results at 9:00 a.m. Eastern Time on Oct. 19, 2016. The call will be available live online on a listen-only basis. To register for the call, please go to the Investors Events and Presentations section on our website. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 201-0168 (toll free) or (647) 788-4901 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

Web and Social Media Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news, including our quarterly earnings, about RAI and its operating companies. RAI also uses Twitter to publicly disseminate company news via @RAI News. It is possible that the information we post could be deemed to be material information. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted, and to follow RAI on Twitter at @RAI News.

Forward-looking and Cautionary Statements

Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this document and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and RAI and its subsidiaries’ expectations, beliefs, intentions or future strategies that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. These risks, contingencies and other uncertainties include:

•	the effect of unfavorable litigation relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products (including smokeless tobacco products and electronic cigarettes) that is pending or may be instituted against RAI or its subsidiaries, including, the Engle Progeny cases;

•	the effect of adverse governmental developments on RAI’s subsidiaries’ sales of products that contain menthol, including the possibility that the U.S. Food and Drug Administration (FDA) will issue regulations prohibiting menthol, or restricting the use of menthol, in cigarettes;

•	the adverse effects (including damage to RAI’s reputation, recall costs and decreased sales) arising from an order of the Center for Tobacco Products established within the FDA (CTP) (1) finding that a provisional product sold by an RAI subsidiary is not substantially equivalent to a predicate product, and (2) as a result, requiring that the provisional product be removed from the market;

•	the possibility that the CTP fails to grant a marketing order allowing an RAI subsidiary to launch a new tobacco product or modify an existing product;

•	the adverse effects arising out of (1) the FDA’s issuance of a warning letter to Santa Fe Natural Tobacco Company, Inc. regarding the company’s use of the terms “natural” and “additive free” in the product labeling and advertising for Natural American Spirit cigarettes without a modified risk product authorization order from the agency, or (2) other FDA actions related to product labeling and advertising, in each case potentially resulting in damage to RAI’s reputation, fines and related costs and decreased sales;

•	the adverse effects arising from the FDA’s issuance in May 2016 of a regulation extending the agency’s control and authority over tobacco products to e-cigarettes, (1) subjecting e-cigarettes to restrictions on, among other things, the manufacturing, marketing and sale of such products, and (2) requiring FDA clearance of e-cigarettes introduced to the market after February 15, 2007;

•	the possibility that the FDA will issue regulations further controlling constituents in cigarettes, including requiring the reduction of nicotine levels or the reduction or elimination of other constituents;

•	the substantial payment obligations based on cigarette sales, coupled with the substantial limitations on the sale, advertising and marketing of cigarettes (and of RJR Tobacco’s smoke-free tobacco products) under the State Settlement Agreements and the possibility that NPM Adjustment awards could be vacated or otherwise modified;

•	the continued decline in U.S. cigarette consumption or the possible transition of consumers away from premium brands to lower-cost brands, considering RAI’s and its subsidiaries’ dependence on the U.S. cigarette industry and premium and super-premium cigarette brands;

•	the success or failure of new products (including vapor category product offerings and other non-traditional tobacco products), marketing strategies and promotional programs;

•	competitive actions and pricing pressures from other manufacturers, including manufacturers of deep-discount cigarette brands;

•	significant current and anticipated federal, state and local governmental regulation of tobacco products, including limitations on advertising, sale and use of tobacco products;

•	substantial and increasing taxation of tobacco products;

•	fluctuations in the availability, quality and price of raw materials and commodities, including tobacco leaf, used in the products of RAI’s subsidiaries;

•	the reliance on a few significant manufacturing facilities and single source suppliers for certain key raw materials;

•	the possible impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the investment returns earned on pension assets or any adverse effects of any new legislation or regulations changing pension and postretirement benefits accounting or required pension funding levels;

•	the concentration of a material amount of sales with a limited number of customers and potential loss of these customers;

•	security breaches or disruptions in critical information technology systems, many of which are managed by third party service providers;

•	the impact of the health and social issues associated with the tobacco industry on attracting and retaining qualified professionals;

•	the inability to adequately protect intellectual property rights;

•	indemnification obligations for specified matters and retention of certain liabilities related to assets transferred in transactions with ITG Brands, LLC and JT International Holding BV;

•	the success or failure of acquisitions or dispositions, which RAI or its subsidiaries may engage in from time to time;

•	the effect of market conditions on interest rate risk and the return on corporate cash, or adverse changes in liquidity in the financial markets;

•	the substantial amount of RAI and RJR Tobacco debt, including the additional debt assumed and incurred in connection with the acquisition of Lorillard Inc., and failure to comply with debt covenants;

•	the impact of a potential decrease in RAI’s credit ratings on RAI’s ability to access the debt capital markets and on RAI’s borrowing costs;

•	the possibility of changes in RAI’s dividend policy;

•	the significant collective ownership interest in RAI of British American Tobacco p.l.c. (BAT) and its subsidiaries, and their associated rights under the Governance Agreement, which if terminated, in whole or in part, in accordance with its terms, could eliminate the board composition and share transfer restrictions placed on BAT and its subsidiaries; and

•	the absence of significant anti-takeover measures, following the expiration of the standstill provision in the Governance Agreement and the RAI shareholder rights plan, together with the effects of the recent declassification of the board of directors.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company is a marketer of digital vapor cigarettes, manufactured on its behalf by R.J. Reynolds, under the VUSE brand name in the United States.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit Transforming Tobacco.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income - GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales, external	$3,151	$3,095	$9,154	$7,419
Net sales, related party	54	66	163	202

Net sales	3,205	3,161	9,317	7,621
Cost of products sold	1,189	1,404	3,629	3,338
Selling, general and administrative expenses	484	453	1,448	1,415
Gain on divestitures	-	(7)	(4,861)	(3,506)
Amortization expense	6	6	18	12
Asset impairment and exit charges	-	99	-	99

Operating income	1,526	1,206	9,083	6,263
Interest and debt expense	150	189	476	385
Interest income	(2)	(3)	(7)	(4)
Other expense, net	10	5	261	8

Income before income taxes	1,368	1,015	8,353	5,874
Provision for income taxes	507	358	3,131	2,900

Net income	$861	$657	$5,222	$2,974

Basic net income per share:
Net Income	$0.60	$0.46	$3.66	$2.46

Diluted net income per share:
Net Income	$0.60	$0.46	$3.65	$2.45

Basic weighted average shares, in thousands	1,427,277	1,429,101	1,427,379	1,209,503

Diluted weighted average shares, in thousands	1,429,952	1,432,448	1,430,329	1,212,933

Segment data:
Net sales:
RJR Tobacco	$2,652	$2,631	$7,709	$6,115
Santa Fe	265	218	730	607
American Snuff	234	210	682	629
All Other	54	102	196	270

	$3,205	$3,161	$9,317	$7,621

Operating income (loss):
RJR Tobacco	$1,309	$1,129	$3,632	$2,444
Santa Fe	154	120	410	337
American Snuff	134	121	405	369
All Other	(38)	(127)	(115)	(223)
Gain on Divestiture	-	7	4,861	3,506
Corporate	(33)	(44)	(110)	(170)

	$1,526	$1,206	$9,083	$6,263

Supplemental information:
Excise tax expense	$1,125	$1,220	$3,275	$3,047
Master Settlement Agreement and other state settlement expense	$709	$755	$2,058	$1,720
FDA fees	$48	$52	$147	$125

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

RAI management uses “adjusted” (Non-GAAP) measurements to set performance goals and as a means to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these measurements. “Adjusted” (Non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended September 30,
	2016			2015
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
Reported (GAAP) results	$1,526	$861	$0.60	$1,206	$657	$0.46
Reported (GAAP) results include the following:
Engle Progeny cases	25	16	0.01	14	9	-
Implementation costs	3	2	-	93	59	0.04
Tax Items	-	(4)	-	-	-	-
Asset impairment and exit charges	-	-	-	99	63	0.05
Gain on divestiture	-	-	-	(7)	(7)	-

Total adjustments	28	14	0.01	199	124	0.09

Adjusted (Non-GAAP) results	$1,554	$875	$0.61	$1,405	$781	$0.55

	Nine Months Ended September 30,
	2016			2015
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
Reported (GAAP) results	$9,083	$5,222	$3.65	$6,263	$2,974	$2.45
Reported (GAAP) results include the following:
Gain on divestitures	(4,861)	(3,023)	(2.11)	(3,506)	(1,473)	(1.21)
Engle Progeny cases	86	54	0.03	125	79	0.06
Implementation costs	31	20	0.01	197	125	0.10
Debt and financing costs (1)(2)	-	155	0.11	-	38	0.03
Tax Items	-	(4)	-	-	-	-
2003 NPM Adjustment Claim	-	-	-	(70)	(43)	(0.03)
Tobacco Related and Other Litigation	-	-	-	19	11	0.01
Transaction-related costs	-	-	-	54	43	0.04
Asset impairment and exit charges	-	-	-	99	63	0.05

Total adjustments	(4,744)	(2,798)	(1.96)	(3,082)	(1,157)	(0.95)

Adjusted (Non-GAAP) results	$4,339	$2,424	$1.69	$3,181	$1,817	$1.50

(1)	For the nine months ended September 30, 2016, debt and financing costs of $155 million are presented net of an income tax benefit of $88 million.
(2)	For the nine months ended September 30, 2015, debt and financing costs of $38 million is presented net of an income tax benefit of $22 million.

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	Sept. 30, 2016	Dec. 31, 2015
Assets
Cash and cash equivalents	$1,898	$2,567
Other current assets	3,064	3,620
Trademarks and other intangible assets, net	29,449	29,467
Goodwill	15,993	15,993
Other noncurrent assets	1,388	1,485

	$51,792	$53,132

Liabilities and shareholders’ equity
Tobacco settlement accruals	$2,359	$2,816
Other current liabilities	2,710	2,475
Long-term debt (less current maturities)	12,677	16,849
Deferred income taxes, net	10,440	10,236
Long-term retirement benefits (less current portion)	1,793	2,265
Other noncurrent liabilities	269	239
Shareholders’ equity	21,544	18,252

	$51,792	$53,132

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment

(Dollars in Millions)

(Unaudited)

The RJR Tobacco segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States.

Management uses “adjusted” (Non-GAAP) measurements to set performance goals and as a means to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these measurements. “Adjusted” (Non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended September 30,
	2016			2015
	RJR Tobacco	Santa Fe	American Snuff	RJR Tobacco	Santa Fe	American Snuff
Reported (GAAP) operating income	$1,309	$154	$134	$1,129	$120	$121

Reported (GAAP) results include the following:
Engle Progeny cases	25	-	-	14	-	-
Implementation costs (2)	3	-	-	86	-	-

Total adjustments (4)	28	-	-	100	-	-

Adjusted (Non-GAAP) operating income	$1,337	$154	$134	$1,229	$120	$121

	Nine Months Ended September 30,
	2016			2015
	RJR Tobacco	Santa Fe	American Snuff	RJR Tobacco	Santa Fe	American Snuff
Reported (GAAP) operating income	$3,632	$410	$405	$2,444	$337	$369

Reported (GAAP) results include the following:
Engle Progeny cases	86	-	-	125	-	-
Implementation costs (1)(2)	6	-	-	188	-	-
2003 NPM Adjustment Claim	-	-	-	(70)	-	-
Tobacco Related and Other Litigation	-	-	-	19	-	-

Total adjustments (3)(4)	92	-	-	262	-	-

Adjusted (Non-GAAP) operating income	$3,724	$410	$405	$2,706	$337	$369

(1)	For the nine months ended September 30, 2016, RAI and its operating companies recorded aggregate implementation cost adjustments of $31 million, including $25 million in the corporate and all other segment.
(2)	For the three and nine months ended September 30, 2015 RAI and its operating companies recorded aggregate implementation cost adjustments of $93 million and $197 million, respectively, including $7 million and $9 million, respectively, in the corporate and all other segment.
(3)	For the nine months ended September 30, 2015, RAI and its operating companies recorded aggregate transaction related cost adjustments of $54 million in the corporate segment.
(4)	For the three and nine months ended September 30, 2015, RAI and its operating companies recorded aggregate adjustments of $99 million in asset impairment and exit charges in the all other segment.

Schedule 4

RAI OPERATING COMPANIES’ U.S. CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
RJR Tobacco	2016	2015	Units	%	2016	2015	Units	%
Newport	8.9	8.8	0.1	0.9%	25.8	10.3	15.5	NM
Camel	5.3	5.5	(0.2)	-3.7%	15.3	15.8	(0.5)	-3.1%
Pall Mall	4.9	5.1	(0.3)	-4.9%	14.3	15.0	(0.8)	-5.0%

Total RJR Tobacco drive brands	19.0	19.4	(0.4)	-1.9%	55.4	41.1	14.3	34.7%

Other	1.5	1.7	(0.2)	-9.1%	4.5	10.2	(5.7)	-56.0%

Total RJR Tobacco	20.5	21.1	(0.5)	-2.5%	59.9	51.3	8.6	16.7%

Santa Fe
Natural American Spirit	1.5	1.3	0.2	15.7%	4.1	3.5	0.6	15.8%

Total RAI operating companies	22.0	22.3	(0.3)	-1.5%	64.0	54.9	9.1	16.6%

Total RJR Tobacco:
Total premium	14.6	14.8	(0.2)	-1.1%	42.5	33.0	9.5	28.8%
Total value	5.9	6.3	(0.4)	-5.8%	17.4	18.3	(0.9)	-5.1%
Premium/total mix	71.2%	70.2%	1.0		70.9%	64.3%	6.7

Industry	68.1	69.1	(1.1)	-1.6%	195.7	199.2	(3.5)	-1.8%
Premium	49.6	49.8	(0.3)	-0.5%	142.3	143.8	(1.5)	-1.0%
Value	18.5	19.3	(0.8)	-4.2%	53.4	55.4	(2.0)	-3.7%
Premium/total mix	72.8%	72.1%	0.8		72.7%	72.2%	0.5

RETAIL SHARE OF MARKET*:	Three Months Ended				Nine Months Ended
	September 30,				September 30,
RJR Tobacco:	2016	2015	Change		2016	2015	Change
Newport	13.9%	13.5%	0.4		13.9%	13.4%	0.5
Camel	8.3%	8.4%	(0.1)		8.3%	8.4%	(0.1)
Pall Mall	7.7%	7.9%	(0.2)		7.7%	8.0%	(0.2)

Total RJR Tobacco drive brands	29.9%	29.8%	0.1		29.9%	29.8%	0.2

Other	2.4%	2.5%	(0.2)		2.4%	2.6%	(0.2)

Total RJR Tobacco	32.3%	32.4%	(0.0)		32.4%	32.4%	(0.0)

Santa Fe
Natural American Spirit	2.3%	2.0%	0.3		2.2%	1.8%	0.4

Total RAI operating companies	34.6%	34.3%	0.3		34.5%	34.2%	0.3

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

*	Market share information is included for RJR Tobacco and Santa Fe to provide enhanced analysis of their brands performance. For brands that were acquired in the Lorillard Merger, share information is displayed as if the brands were part of the portfolio for all time periods shown. Brands that were part of the Divestiture to ITG Brands have been removed for all presented time periods. Accordingly, these pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the Merger and Divestiture had occurred at the beginning of the periods presented, nor are they indicative of future results of operations.

*	The universe of industry participants that MSAi uses to estimate RJR Tobacco’s and Santa Fe’s cigarette shipments to retail market shares has been revised to reflect the new universe of direct customers as a result of the Merger. The revision results in higher absolute share levels in 2015 on some of RJR Tobacco’s and Santa Fe’s brands, but does not affect overall share trends. Prior-year market share data has been restated on this basis for comparison purposes.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2016	2015	Units	%	2016	2015	Units	%
Grizzly	117.0	113.7	3.3	2.9%	345.1	338.0	7.1	2.1%
Other	10.8	11.6	(0.7)	-6.4%	31.9	33.3	(1.4)	-4.2%

Total moist snuff cans	127.9	125.3	2.6	2.1%	377.0	371.3	5.7	1.5%

RETAIL SHARE OF MARKET*:
	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2016	2015	Change		2016	2015	Change
Grizzly	30.7%	31.1%	(0.4)		30.7%	30.9%	(0.2)
Other	2.6%	2.8%	(0.2)		2.6%	2.8%	(0.2)

Total retail share of market	33.3%	33.8%	(0.5)		33.3%	33.7%	(0.4)

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

*	The universe of industry participants that MSAi uses to estimate American Snuff’s moist snuff shipments to retail market shares has been revised to reflect the new universe of direct customers as a result of the Merger. The revision results in higher absolute share levels in 2015 on some of American Snuff’s brands, but does not affect overall share trends. Prior-year market share data has been restated on this basis for comparison purposes.